Exhibit (a)(1)(C)

THE OFFER DESCRIBED IN THIS LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES HAS NOT YET COMMENCED. PLEASE DO NOT BEGIN TENDERING YOUR HOLDRS FOR EXCHANGE AT THIS TIME. WE WILL NOTIFY YOU UPON THE COMMENCEMENT OF THE OFFER.

Offer To Exchange
Depositary Trust Receipts issued by
OIH HOLDRSSM Trust
for
Shares of Beneficial Interest of OIH ETF

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

          We are enclosing the material listed below relating to the Offer to Exchange dated _____________, 2011 of Market Vectors ETF Trust, on behalf of Market Vectors Oil Services ETF (the “OIH ETF”), and the related Letter of Transmittal by which OIH ETF is offering to exchange all of the outstanding depositary trust receipts (“HOLDRS”) issued by OIH HOLDRSSM Trust, a depositary trust governed by the laws of the State of New York (“OIH HOLDRS Trust”), and held by a holder of HOLDRS (“OIH HOLDRS Investor”) for shares of beneficial interest of the OIH ETF with an initial net asset value equal to the deemed value of HOLDRS tendered for exchange in the offer by such OIH HOLDRS Investor, subject to certain conditions set forth in the Offer to Exchange and the related Letter of Transmittal (which, together with the Offer to Exchange, each as may be amended or supplemented from time to time, constitute the “Offer”). THE OFFER WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME, ON _____________, 2011, UNLESS EXTENDED (THAT DATE AND TIME, AS MAY BE SO EXTENDED, THE “EXPIRATION TIME”), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE OFFER.

          For your information and for forwarding to your clients for whom you hold HOLDRS registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Exchange;
2.	The Letter of Transmittal for your use in accepting the Offer to Exchange and tendering HOLDRS and for the information of your clients;
3.

A form of letter which may be sent to your clients for whose accounts you hold HOLDRS registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.	A return envelope addressed to The Bank of New York Mellon (the “Exchange Agent”), for your use only.

          Certain conditions to the Offer are described in Section 16 (“Certain Conditions of the Offer”) of the Offer to Exchange. There is no guaranteed delivery procedure in the Offer.

          We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:00 a.m., New York City time, on ____________, 2011, unless the Offer is extended.

          For HOLDRS to be properly tendered pursuant to the Offer, the confirmation of receipt of such HOLDRS under book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including an “Agent’s Message” (as defined in the Offer to Exchange), and any other documents required in the Letter of Transmittal, must be timely received by The Depositary Trust Company.

          The expenses of the Offer, including the fees to be paid to the Information Agent, and the Exchange Agent and D.F. King &Co., Inc., as Information Agent, will be borne by Van Eck Associates Corporation. Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent or the Information Agent or the undersigned at the addresses, telephone numbers and emails set forth on the back cover of the Offer to Exchange.

Very truly yours,

Van Eck Associates Corporation

          Nothing contained herein or in the enclosed documents shall constitute you the agent of the OIH ETF, the Exchange Agent or the Information Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.